Amendment No. 2 to
                                                           SEC File No. 70-9351

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM U-l
                                   APPLICATION
                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                               300 Madison Avenue
                          Morristown, New Jersey 07962

               (Name of company filing this statement and address
                         of principal executive offices)

                                GPU, INC. ("GPU")
                                -----------------
          (Name of top registered holding company parent of applicant)

M. A. Nalewako, Secretary               Douglas E. Davidson, Esq.
Michael J. Connolly, Esq.,              Berlack, Israels & Liberman LLP
Assistant General Counsel               120 West 45th Street
GPU Service, Inc.                       New York, New York  10036
300 Madison Avenue
Morristown, New Jersey 07962


                   (Names and addresses of agents for service)

      GPU, Inc. hereby amends its Application on Form U-1, docketed in SEC File No. 70-9351, as follows:

      1. By filing an amended and restated Exhibit H in Item 6 thereof as follows:

                  H -    GPU Actual and Pro Forma
                         Capitalization.



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



                                    SIGNATURE
                                    ---------

      PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS AMENDMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                              GPU, INC.

                              By:
                                  --------------------------------
                                   T. G. Howson,
                                   Vice President and Treasurer

Dated:   November 3, 1998


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